EXHIBIT 99.1

Old PSG Wind-down Ltd. (formerly, Performance Sports Group Ltd.) Announces
Changes to the Board of Directors

VANCOUVER, BRITISH COLUMBIA – (Marketwired – August 15, 2017) – Old PSG Wind-down Ltd. (formerly Performance Sports Group Ltd.) (the “Company”) today announced that Greg Cote and John Dubel have been appointed to the board of directors of the Company (the “Board”). The Company also announced the resignations of Joan Dea and Matthew Mannelly from the Board.

Each of Messrs. Cote and Dubel has extensive experience and expertise in bankruptcy and restructuring related matters.
Additional Information
Information  about   the   Company   and   its   restructuring   process   is   available at https://cases.primeclerk.com/PSG and www.ey.com/ca/psg. Further information will continue to be provided in relation to its Canadian and U.S. court proceedings.

Contact Information

Michael J. Wall
Tel 1-855-631-5352